Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Amendment No. 4 to Form S-1 of our report dated October 06, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Flag Ship Acquisition Corporation as of December 31, 2022 and for the year ended December 31, 2022 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

New York, NY

October 06, 2023